EXHIBIT 4.2

                          ST. LAURENT PAPERBOARD INC.
                          MANAGERS' SHARE PURCHASE PLAN


1.    PURPOSE OF THE PLAN

      The  purpose  of  this  St. Laurent   Paperboard  Inc.  Managers'  Share
      Purchase Plan (the "Plan") is to:

      1.1 promote a proprietary interest in St. Laurent Paperboard Inc. (the "Corporation") among certain managers of the Corporation and of its existing or future subsidiaries and affiliates;

      1.2 encourage them to further the development of the Corporation, its subsidiaries and affiliates; and

      1.3 attract and retain managers necessary for the long-term success of the Corporation, its subsidiaries and affiliates.

2.    ADMINISTRATION

      The Plan shall be administered by the members of the Human Resources, Management Development and Compensation Committee of the Board of Directors of the Corporation (respectively, the "Committee" and the "Board") and is subject to the general authority of the Board. The Committee and the Board shall have full and complete authority to interpret the Plan and to prescribe such rules and regulations and make such other determinations as they deem necessary or desirable for the administration of the Plan. All decisions and determinations of the Committee and the Board respecting the Plan shall be binding and conclusive on the Plan and its participants.

3.    ELIGIBILITY AND PARTICIPATION

      The Committee may, in its sole discretion, designate any full-time managers of the Corporation, its subsidiaries or affiliates as participants in the Plan (the "Eligible Employees"). Eligible Employees shall be those holding the positions outlined in Exhibit "A" hereto from time to time.

4.    COMPONENTS OF THE PLAN

      The Plan shall be composed of two components: (i) the share purchase offer described in Section 5 hereof (the "Share Purchase Offer"); and (ii) the restricted share units ("RSUs") described in Section 6 hereof.

5.    SHARE PURCHASE OFFER

      5.1 Description and Number of Securities Offered under the Share Purchase Offer. The securities which may be purchased and distributed pursuant to the Share Purchase Offer are common shares of the Corporation (the "Shares"). The maximum number of Shares that may be issued pursuant to the Share Purchase Offer shall not exceed 200,000.

      5.2 Share Purchase Offer. The Eligible Employees shall be entitled to purchase a number of Shares ("Management Shares"), equal to the percentage of the annualized base salary of each such Eligible Employee (as determined in Exhibit "A") as at January 1st of the year of the purchase of the Management Shares divided, in each case, by the price at which Management Shares may be purchased under the Share Purchase Offer pursuant to Subsection 5.3, and rounded down to the nearest whole number.


      5.3 Price of Shares. The price per Share at which Management Shares may be purchased shall be 90% of the Market Price of the Shares (for the purposes hereof, "Market Price" means on any purchase date the weighted average of the trading price of a board lot of 100 Shares on The Toronto Stock Exchange for the five trading day period ending on the last business day before the purchase date) provided that the Eligible Employee (i) remains in the continuous employment of the Corporation, a subsidiary or an affiliate thereof for a period of two years after the date he purchased the Management Shares, and
            (ii) does not sell, transfer or otherwise alienate in any manner the Management Shares so purchased for a period of two years after the date of purchase. If the Eligible Employee ceases to be employed by the Corporation, a subsidiary or an affiliate thereof within such period or purports to sell, transfer or assign Management Shares within such period, the Eligible Employee shall pay the Corporation an amount equal to 10% of the Market Price of the Shares (as liquidated damages, and not as a subscription price upon issuance of the Shares) multiplied by the aggregate number of Management Shares purchased by such Eligible Employee or, in the case of a sale, transfer or assignment of Management Shares without the Eligible Employee ceasing to be employed by the Corporation, a subsidiary or an affiliate thereof, multiplied by the aggregate number of Management Shares so sold, transferred or assigned (the "Penalty"), and the Trustee (as defined below) shall not deliver any such Management Shares to or to the order of the Eligible Employee until the Corporation has received a certified cheque for such amount.

      5.4 Participation in the Share Purchase Offer. In order to participate in the Share Purchase Offer, Eligible Employees must have returned a properly completed subscription form in the form and within the time period set out as Exhibit "B" hereto to the Secretary of the Corporation. If the Secretary of the Corporation has not received the properly completed form in respect of any Eligible Employee, such Eligible Employee shall not be entitled to participate in the Share Purchase Offer. If, in respect of any Eligible Employee, a properly completed form is received, such Eligible Employee is entitled to purchase the number of Management Shares indicated in such subscription form, up to but not to exceed such Eligible Employee's entitlement to participate in the Share Purchase Offer calculated in accordance with Subsection 5.2.

      5.5 Payment. The properly completed subscription form shall be accompanied by (i) a certified cheque made payable to the Corporation in the amount of the aggregate purchase price for the Management Shares the Eligible Employee elected to purchase, or (ii) in the event the Eligible Employee elects to obtain financial assistance pursuant to Subsection 5.7, an indication on the subscription form that the Eligible Employee so elects in the space reserved for such purpose. The Corporation shall cause a certificate for the number of Management Shares specified in the subscription form to be issued in the name of the Trustee and delivered to the Trustee on behalf of the Eligible Employee not later than five business days following the receipt of such notice and, if applicable, the Eligible Employee's certified cheque. The Secretary of the Corporation shall act as escrow agent with respect to Management Shares purchased by such Eligible Employee in accordance with Subsection 5.6 (in such capacity, referred to in this Section 5 as the "Trustee").

      5.6 Escrow. The Trustee shall hold the Management Shares purchased by an Eligible Employee pursuant to this Section 5 in escrow and such Management Shares shall not be transferred to the Eligible Employee or to any other person until the later of (i) repayment in full of any loan granted to or to the benefit of such Eligible Employee to assist in the purchase of such Management Shares pursuant to Subsection 5.7 (the "Eligible Employee Loan"), and (ii) two years after the date such Eligible Employer purchases the Management Shares in accordance with Subsection 5.5, (the "Retention Period").

            Notwithstanding the foregoing, in the event an Eligible Employee wishes to sell, transfer or otherwise alienate Management Shares prior to the expiry of the Retention Period and the Eligible Employee has not ceased to be an employee of the Corporation, a subsidiary or an affiliate thereof, the Trustee shall release such number of Management Shares from escrow as the Eligible Employee wishes to sell, transfer or otherwise alienate prior to the expiry of the Retention Period, provided that the Eligible Employee has first repaid the proportion of the Eligible Employee Loan that such Management Shares are of all Management Shares purchased by the Eligible Employee and has paid any Penalty (as defined in Subsection 5.7) with respect to such Management Shares. During the Retention Period, all rights with respect to the Management Shares held by the Trustee on behalf of an Eligible Employee, including voting rights, shall be exercisable by the Eligible Employee, and any dividends payable on such Management Shares shall be paid to the Eligible Employee, subject to any application of dividends to repayment of any loan pursuant to Subsection 5.7. At the expiry of the Retention Period, the Management Shares shall be transferred by the Trustee to the Eligible Employee and registered in the name of the Eligible Employee.

      5.7 Financial Assistance. An Eligible Employee may apply to the Corporation for a loan in an amount necessary to permit the Eligible Employee to purchase, from the Corporation, the Management Shares which the Eligible Employee has elected to purchase under the Share Purchase Offer. To apply for a loan, the Eligible Employee must, at the time of delivery of his subscription form to the Secretary of the Corporation, have so indicated on the subscription form in the space reserved for such purpose. The whole or any part of the loan may be granted by the Corporation, in its discretion, subject to applicable laws and such terms and conditions as the Board may, in its sole discretion, stipulate, or arranged by the Corporation to be made by a third party acceptable to the Corporation on such terms and conditions as the Board may, in its sole discretion, agree. The Corporation shall charge no interest or fees with respect to any loan made by it hereunder and, if a loan is arranged by the Corporation with a third party, shall bear all interest charges and fees with respect thereto. The entire amount of any loan granted to an Eligible Employee pursuant to the provisions of this Subsection
            5.7 shall be used solely for the purchase of Management Shares from the Corporation under the Share Purchase Offer in accordance with the Plan. Any outstanding principal amount of such loan shall be repayable by the Eligible Employee, and the Corporation may, in its sole discretion, effect such payment from any proceeds of any sale, transfer or other alienation by the Eligible Employee of Management Shares held by the Trustee, any dividends declared and paid on such

            Management Shares, any moneys payable to the Eligible Employee with respect to RSUs pursuant to Subsection 6.3 and 25% of any gross bonus granted to the Eligible Employee under the Corporation's Short-Term Incentive Plan. The Eligible Employee shall be deemed to have agreed that the Corporation shall have, and shall have been deemed to have granted, by his application for any such loan, a first-ranking charge, hypothec and security interest over the Management Shares held by the Trustee to the account of the Eligible Employee as well as over the proceeds of any such sale, transfer or alienation, such dividends, such moneys and such other amounts.

      5.8 Termination of Employment. When an Eligible Employee ceases to be an employee of the Corporation, a subsidiary or an affiliate thereof, whether before or after the expiry of the Retention Period, the Eligible Employee, or the Eligible Employee's estate in the case of death, shall have the right to receive from the Trustee the Management Shares purchased by him under the Share Purchase Offer and held by the Trustee, subject to the prior repayment by or on behalf of the Eligible Employee or the Eligible Employee's estate, as the case may be, in full repayment of the outstanding balance on any loan given to the Eligible Employee pursuant to Subsection 5.7 and, if applicable, any Penalty, in the event of termination for cause or resignation, within thirty (30) days of the Eligible Employee ceasing employment, and in any other case, within six (6) months following the date on which the Eligible Employee ceased such employment. If the full amount of the outstanding balance of such loan and any Penalty has not been repaid within such period, the Corporation shall be authorized to sell such Eligible Employee's Management Shares and to apply the net proceeds of such sale to the repayment of the loan and any Penalty.

      5.9 Use of Proceeds. The Corporation will use the proceeds of the sale of the Management Shares purchased by Eligible Employees for general corporate purposes.

       6.   Restricted Share Units

      6.1 Rights to Restricted Share Units. Effective on the date an Eligible Employee purchases Management Shares pursuant to the Share Purchase Offer, such Eligible Employee shall receive one RSU for every two Management Shares purchased by such Eligible Employee under the Share Purchase Offer. The securities which may be issued pursuant to RSUs are Shares. Subject to Section 9, the maximum number of Shares that may be issued pursuant to RSUs shall not exceed 100,000.

      6.2   Forfeiture  of RSUs.  If an Eligible  Employee  sells,  transfers or otherwise alienates Management Shares prior to the expiry of a three-year period following the issuance of such Management Shares (the "Qualifying Period"), one RSU shall be immediately forfeited by the Eligible Employee for every two such Management Shares which are so sold, transferred or otherwise alienated. If an Eligible Employee ceases, at any time prior to the expiry of the Qualifying Period, to be continuously employed by the Corporation, a subsidiary or an affiliate thereof for any reason whatsoever, the Eligible Employee shall immediately forfeit all the RSUs held by such Eligible Employee. The Secretary of the Corporation shall be entitled, acting in his sole discretion, to require satisfactory evidence from the Eligible Employee that the Eligible Employee has maintained ownership of the applicable Management Shares prior to authorizing the payment of any cash pursuant to Subsection 6.3 or the issuance of any Shares pursuant to Subsection 6.4.

      6.3 Cash Payments on RSUs. Each holder of an RSU shall be entitled to receive from the Corporation cash payments equal to any cash dividends declared and paid to the holder of a Share, other than dividends declared and paid not in the ordinary course of business, during the period the Eligible Employee held such RSU; such amounts shall be payable contemporaneously with the payment of such cash dividends on the Shares. The right of a holder of RSUs to receive such cash payment shall be subordinated in all respects to the rights of the holders of Shares to receive dividends as and when legally declared and paid.

      6.4 Entitlement to Shares. Each RSU held by an Eligible Employee on the third anniversary of the date the Eligible Employee purchased Management Shares shall immediately entitle the holder thereof to receive, and the Corporation shall be obliged to issue, one Share of the Corporation without payment of any further consideration by the Eligible Employee.

7.    QUANTITATIVE RESTRICTION

      Notwithstanding anything to the contrary herein provided, the majority of Shares to be allocated under the Plan must not be issuable to insiders, and the number of Shares which may be issued under the Plan and other share compensation plans of the Corporation in a one-year period shall not exceed (a) 10% of the issued Shares, or (b) to any one insider and such insider's associates, 5% of the issued Shares.

8.    DURATION, AMENDMENT OR TERMINATION OF PLAN

      Subject to Section 10, the Board may amend or terminate the Plan at any time but in any such event, the rights of Eligible Employees related to any Management Shares purchased under the Share Purchase Offer and RSUs shall be fully preserved and maintained . The Board may amend the text of the Plan to correct or rectify any ambiguities, defective provisions, errors or omissions herein, provided that, in the opinion of the legal counsel, the rights of the Eligible Employees and the shareholders of the Corporation are in no way prejudiced thereby.

9.    SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION

      In the event that the Shares are subdivided, consolidated, converted or reclassified by the Corporation, or that any other action of a similar nature affecting such Shares is taken by the Corporation, the Shares and RSUs issued or issuable under this Plan shall be appropriately increased or decreased, converted or reclassified, and the total number of Shares reserved for issuance under this Plan shall be adjusted in the same manner. Such adjustment shall be made by the Committee, in its sole discretion and subject to the requirements of applicable regulatory authorities, and any determination by the Committee with respect to such adjustment shall be conclusive and binding for all purposes of the Plan.

10.   NECESSARY APPROVALS

      The Corporation's obligation to issue and deliver any Shares in accordance with this Plan, as well as any amendment thereto, is subject to any required approval of regulatory authorities having jurisdiction over the Shares (including any stock exchanges on which the Shares are listed).

11.   RIGHTS NON-ASSIGNABLE

      The rights of an Eligible Employee pursuant to the provisions of this Plan are non-assignable, including by way of collateral or security for any obligation of the Eligible Employee, other than in favour of the Corporation as expressly provided herein.

12.   GOVERNING LAW

      The provisions of the Plan shall be interpreted in accordance with the laws of the Province of Quebec.

13.   INCOME TAX CONSEQUENCES

      The  following  is  a  summary  of  the  principal   Canadian  income  tax
      considerations generally applicable to Eligible Employees who are residents of Canada. This summary is based upon the current provisions of the tax legislation and regulations, all specific proposals to amend such legislation and regulations publicly announced by governmental authorities prior to the date hereof and the current administrative practices of the tax authorities.

      Eligible Employees who participate in the Plan should consult their own tax advisors with respect to their particular circumstances.

      Share Purchase Offer

      Discount

      Due to the fact that an Eligible Employee must hold his or her Management Shares for at least a two-year period following their purchase, the 10% discount on the market price obtained by an Eligible Employee under the Plan on the purchase of Management Shares should not give rise to a taxable benefit to the Eligible Employee.

      Dividends

      Dividends received on Management Shares acquired under the Plan will be subject to tax as dividends received from a taxable Canadian corporation. The normal gross-up and dividend tax credit rules will apply. Eligible Employees will receive each year a T-5 slip (or Releve-3 for Quebec provincial income tax purposes) reporting the appropriate amounts.

      Disposition of Shares

      An Eligible Employee who disposes of his or her Management Shares acquired under the Plan will realize a capital gain (or a capital loss) to the extent that the proceeds of disposition received for such Management Shares exceed (or are exceeded by) the adjusted cost base of such Management Shares and the expenses related to the disposition. The portion of capital gains (or capital loss) which is included in taxable capital gains (or allowable capital losses) is three-quarters.

      The adjusted cost base of the Management Shares of an Eligible Employee will generally be the average cost to the Eligible Employee of all his or her shares whether acquired under the Plan or otherwise.

      The cost of Management Shares purchased under the Plan will be the price actually paid for such Management Shares.

      An allowable capital loss realized upon the disposition of Management Shares can only be deducted against taxable capital gains. Such loss can be carried back three years and carried forward indefinitely.


     Interest-free loan

      Eligible Employees who acquire Management Shares will be deemed to receive a taxable benefit based on the rate of interest prescribed for this purpose from time to time under the income tax legislation. Such amount, however, will be deemed to be interest paid for purposes of earning income and, thus, will generally be deductible in computing income as long as the Eligible Employee holds the Management Shares acquired with the loan.

      Withdrawal of Shares

      The withdrawal of Management Shares from the Plan will not be treated as a disposition of such Management Shares for tax purposes.

      Quebec Stock Savings Plan

      The Management Shares are not eligible for inclusion in a Quebec Stock Savings Plan.

      Restricted Share Units

      Issuance of RSUs

      The issuance of RSUs will not as such be considered a taxable benefit.

      Cash Payments on RSUs

      Cash payments made under the Plan to Eligible Employees holding RSUs will be treated as employment income for such Eligible Employees.

      Issuance of Shares

      Eligible Employees holding RSUs and receiving Shares of the Corporation on the third anniversary of the purchase of Management Shares will be deemed to have received a taxable benefit equal to the fair market value of the Shares so received at the time such Shares are received.

      Dividends, Disposition of Shares and Quebec Stock Savings Plan

      The rules described above for the Share Purchase Offer also apply, mutatis mutandis, to the dividends received on the Shares issued under the RSUs and to the disposition of such Shares.

      The cost of Shares acquired under the RSUs will be nil.


14.   MISCELLANEOUS

      14.1 The participation of an individual in the Plan is at the sole discretion of the Committee, and the provisions of the Plan, any past practices of the Committee or the Board and any rules, regulations or decisions related to the Plan by the Committee or the Board shall not be interpreted as conferring upon any such individual any rights or privileges other than those rights and privileges expressly provided hereby and expressly granted by the Committee.

      14.2 The Plan does not provide any guarantee against any loss or profit which may result from fluctuations in the market price of the Shares.

      14.3 The Plan comes into effect upon final approval of all applicable regulatory authorities.

A  copy  of  the  latest  audited  consolidated   financial  statements  of  the
Corporation has been sent to all employees of the Corporation.

Montreal, Quebec, February 10, 1997

ST-LAURENT PAPERBOARD INC.

/s/ Marion Allaire
Marion Allaire,
Vice-President, Administration and
Secretary

                                   EXHIBIT "A"





Eligible Employee                                   Percentage of Base Salary

General Superintendent - La Tuque                             33 1/3
Manager Quality  Insurance - La Tuque                         33 1/3
Manager  Services - La Tuque                                  33 1/3
Controller - La Tuque                                         33 1/3
Manager, Human Resources - La Tuque                           33 1/3
Mill Manager - Matane                                         66 2/3
Superintendent Woodyard & Fibre Supply - Matane               33 1/3
Controller & Superintendent                                   33 1/3
Occupational Environment - Matane
Maintenance Superintendent  -  Matane                         33 1/3
Production  Superintendent  -  Matane                         33 1/3
Superintendent,   Customer  Service  -  Matane                33 1/3
Manager,  Production  - Containers                            33 1/3
Manager,  Finance and Management                              33 1/3
Information  System - Containers
Manager,  Operations - Montreal (P.A.T.)                      33 1/3
Manager,  Development Containers -                            33 1/3
Montreal (P.A.T.) Director,  Environment -                    33 1/3
Montreal (Head Office)

                                   EXHIBIT "B"

                           ST. LAURENT PAPERBOARD INC.
                          MANAGERS' SHARE PURCHASE PLAN
                                SUBSCRIPTION FORM

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PLEASE PRINT

Personal Information

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Given Name(s)               Family Name              Social Ins. No

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Home Address                      Apt. #             Employee No

                                                    (    )
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City                          Postal Code            Telephone

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                         APPLICATION DEADLINE: __, 199__

Share Purchase

I apply to purchase $ worth of Management Shares at a price of $o per share subject to the terms and conditions of the Share Purchase Offer set out in the St. Laurent Paperboard Inc. Managers' Share Purchase Plan.

I understand that if I cease to be an employee of St. Laurent Paperboard Inc. ("St. Laurent"), subsidiaries or affiliates thereof within a period of two years from the date I have purchased the Management Shares, or if I have sold, transferred or otherwise alienated the Management Shares within such period, I shall be required to pay to St. Laurent, as liquidated damages, an amount equal to $o per Management Share multiplied by the aggregate number of Management Shares purchased by me or, in the case of a sale, transfer or assignment of the Management Shares without my ceasing to be employed by St. Laurent, a subsidiary or affiliate thereof, multiplied by the aggregate number of Management Shares so sold, transferred or assigned. I also understand that one Restricted Share Unit will be forfeited by me for every two Management Shares sold, transferred or otherwise alienated by me prior to the expiry of a three-year period following the issuance of such Management Shares, and that all Restricted Share Units held by me shall be immediately forfeited if, at any time during such three-year period, I cease to be an employee of St. Laurent, a subsidiary or affiliate thereof for any reason whatsoever.

I understand that the Management Shares will be registered in the name of the Trustee (as defined in the Plan) during the period of two years from the date of purchase of the Management Shares.

Reference is made to the St. Laurent Managers' Share Purchase Plan for a full description of the terms and conditions of the issuance of the Management Shares. If there is any inconsistency between the St. Laurent Managers' Share Purchase Plan and this Subscription Form, the terms and conditions of the St. Laurent Managers' Share Purchase Plan shall prevail.

Payment (Please check (X) one box only)

______ I attach a  certified  cheque or money  order  payable in Canadian
       dollars to St. Laurent in the amount of $        in  payment in full for
       the Management Shares I have applied for.
       OR



_____ on my behalf a loan from a third person, an amount of $ to purchase the Management Shares I have applied for. If this loan is from a third party, I acknowledge that St. Laurent will bear all interest and fees with respect to such loan. I declare that I am indebted to St. Laurent or the third party, as the case may be, and agree to execute a demand Promissory
      Note in favour of St. Laurent or the third party, as the case may be, for the said amount. I authorize St. Laurent to deduct this amount from (i) proceeds of any sale, transfer or other alienation of my Management Shares, (ii) any dividends declared and paid on such Management Shares,
      (iii) any moneys payable to me with respect to Restricted Share Units, and
      (iv) 25% of any gross bonus granted to me under the St. Laurent Short-Term Incentive Plan. I agree that St.Laurent will have a first-ranking charge, hypothec and security interest over the Management Shares held by the Trustee to my account as well as over the proceeds of any such sale, transfer or alienation, such dividends, such moneys and such other amounts.

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Declaration

I declare that all of the above information is accurate.


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Signature                                      Date


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